Exhibit 10.1

EXECUTION VERSION

FIFTH Amendment to Credit Agreement

This FIFTH Amendment to Credit Agreement (this “Amendment”) is made as of March 17, 2022, by and among SIGMATRON INTERNATIONAL, INC., a Delaware corporation (“Borrower”), the other Loan Parties party hereto, and JPMorgan Chase Bank, N.A. (“Lender”).

Recitals:

A.The Loan Parties and the Lender have heretofore entered into a Credit Agreement dated as of January 29, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

B.The Loan Parties and the Lender have agreed to make certain amendments to the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE,  in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below,  the Credit Agreement shall be and hereby is amended as follows:

1.1.Sections 1.02 and 1.05 of the Credit Agreement are amended and restated in their entirety to read as follows:

SECTION 1.02.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

SECTION 1.05.Interest Rates; Benchmark Notifications.  The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event, Section 2.13(c) provides a mechanism for determining an alternative rate of interest.  The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability.  The Lender and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Alternate Rate) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Lender may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to

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the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.2.Sections 2.13, 2.14 and 2.15 of the Credit Agreement are amended and restated in their entirety to read as follows:

SECTION 2.13.  Alternate Rate of Interest; Illegality.

(a)Subject to clause (c) of this Section 2.13, if prior to the commencement of any Interest Period for a SOFR or REVSOFR30 Borrowing:

(i)the Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate and/or the Adjusted REVSOFR30 Rate or the REVSOFR30 Rate, as applicable (including because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period; or

(ii)the Lender determines the Adjusted Term SOFR Rate or the Term SOFR Rate and/or the Adjusted REVSOFR30 Rate or the REVSOFR30 Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower through Electronic System as provided in Section 8.01 as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing or REVSOFR30 Borrowing shall be ineffective and any such SOFR Borrowing or REVSOFR30 Borrowing shall be repaid or converted to a CBFR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a SOFR Borrowing or REVSOFR30 Borrowing, such Borrowing shall be made as a CBFR Borrowing.

(b)If the Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, fund or continue any SOFR Borrowing and/or REVSOFR30 Borrowing, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, dollars in the interbank offering market, then, on notice thereof by the Lender to the Borrower, any obligations of the Lender to make, maintain, fund or continue SOFR Loans and/or REVSOFR30 Loans or to convert CBFR Borrowings to SOFR Borrowings will be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower will upon demand from the Lender, either convert or prepay all SOFR Borrowings and/or REVSOFR30 Borrowings to CBFR Borrowings, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Borrowings and/or REVSOFR30 Borrowings to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans.  Upon any such conversion or prepayment, the Borrower will also pay accrued interest on the amount so converted or prepaid.

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(c)Notwithstanding anything to the contrary herein or in any other Loan Document, (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13), if a Benchmark Transition Event occurs, Lender may, by written notice to Borrower, amend this Agreement to establish an alternate rate of interest for the Term SOFR Rate and the REVSOFR30 Rate that gives due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) the then-evolving or prevailing market convention for determining a rate of interest for business loans in Dollars at such time (the “Alternate Rate”); Borrower acknowledges that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the Term SOFR Rate and/or the REVSOFR30 Rate (which may include, if the Term SOFR Rate and/or the REVSOFR30 Rate already contains such a spread, adding that spread to the Alternate Rate). The Lender may further amend this Agreement by such notice to Borrower to make technical, administrative or operational changes (including, without limitation, changes to the definition of "CBFR", the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, the timing of prepayment or conversion notices, the length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth (5th) Business Day after Lender has provided notice (including without limitation for this purpose, by electronic means) to the Borrower (the “Objection  Date”) and (ii) a date specified by Lender in the notice, without any further action or consent of the Borrower, so long as Lender has not received, by 5:00 pm Eastern time on the Objection Date, written notice of objection to the Alternate Rate from the Borrower. If, on the date the Term SOFR Rate and/or the REVSOFR30 Rate, as applicable, actually becomes permanently unavailable pursuant to a Benchmark Transition Event, an Alternate Rate has not been established in this manner, Advances will, until an Alternate Rate is so established, bear interest at the CB Floating Rate. In no event shall the Alternate Rate be less than the Floor.

(d)All determinations by Lender under this Section 2.13 shall be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

SECTION 2.14.  Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the applicable Rate Indices);

(ii)impose on the Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans hereunder or any Letter of Credit; or

(iii)subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clause (b) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit,

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commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of  issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, the Commitments of or the Letters of Credit issued by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.    In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10 or any Rider), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event.  A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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1.3.The following defined terms are either amended or restated in their entirety or added to the Definitions Schedule to the Credit Agreement in their appropriate alphabetical position, as applicable, each to read as follows:

“Adjusted REVSOFR30 Rate” means an interest rate per annum equal to (a) the REVSOFR30 Rate plus (b) 0.10%; provided that (x) if the Adjusted REVSOFR30 Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement and (y) if the REVSOFR30 Rate shall not be available, then the Adjusted REVSOFR30 Rate shall be equal to the CB Floating Rate (unless an Alternate Rate shall have been established in accordance with Section 2.14).

“Adjusted Term SOFR Rate” means for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Term SOFR Rate and/or the REVSOFR30 Rate, as applicable:

(i)a public statement or publication of information by or on behalf of the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate and/or REVSOFR30 Rate, as applicable, or the published component used in the calculation thereof) announcing that such CME Term SOFR Administrator has ceased or will cease to provide the Term SOFR Rate and/or REVSOFR30 Rate, as applicable (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate and/or REVSOFR30 Rate, as applicable (or such component thereof); or

(ii)a public statement or publication of information by the NYFRB, the Federal Reserve Board, or, as applicable, the regulatory supervisor for the CME Term SOFR Administrator, an insolvency official with jurisdiction over the CME Term SOFR Administrator, a resolution authority with jurisdiction over the CME Term SOFR Administrator, or a court or an entity with similar insolvency or resolution authority over the CME Term SOFR Administrator, in each case, which states that the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate and/or REVSOFR30 Rate, as applicable, or the published component used in the calculation thereof) has ceased or will cease to provide the Term SOFR Rate and/or REVSOFR30 Rate, as applicable (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate and/or REVSOFR30 Rate, as applicable (or such component thereof); or

(iii)a public statement or publication of information by the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, or the regulatory supervisor for the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate and/or REVSOFR30 Rate, as applicable, or the published component used in the calculation thereof), announcing that the Term SOFR Rate and/or REVSOFR30 Rate, as applicable (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

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For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to the Term SOFR Rate and/or REVSOFR30 Rate, as applicable if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of the Term SOFR Rate and/or REVSOFR30 Rate, as applicable.

“Bill and Hold Letter”  means a letter agreement entered into between an Account Debtor and Borrower, in the form previously approved by Lender (or such other form acceptable to Lender in its sole discretion), which includes, among other things, a no-offset acknowledgment from the Account Debtor.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, when determining the Term SOFR Reference Rate used in connection with a SOFR Loan or a Loan accruing interest at the Adjusted REVSOFR30 Rate without giving effect to the proviso contained in the definition for “REVSOFR30 Rate”, the term “Business Day” shall also exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“CB Floating Rate” means the greater of the Prime Rate or 2.50%.  Any change in the CB Floating Rate due to a change in the Prime Rate shall be effective from and including the effective date of such change in the Prime Rate.

“CBFR” when used in reference to: (a) a rate of interest, refers to the Adjusted REVSOFR30 Rate, unless the REVSOFR30 Rate shall not be available at such time, then it refers to the CB Floating Rate (unless an Alternate Rate shall have been established in accordance with Section 2.13), and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted REVSOFR30 Rate or the CB Floating Rate.

“Fifth Amendment Effective Date” means March 17, 2022.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted REVSOFR30 Rate, as applicable.  For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate or the Adjusted REVSOFR30 Rate shall be 0.00%.

“Interest Payment Date” means (a) with respect to any CBFR Loan, the first Business Day of each calendar month and the Maturity Date, (b) with respect to any SOFR Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to all Loans, the Maturity Date.

“Interest Period” means with respect to any SOFR Borrowing the period commencing on the date of such SOFR Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,

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(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period may extend beyond the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Objection Date”  has the meaning assigned to such term in Section 2.13(c).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Rate Indices” means CB Floating Rate, Adjusted Term SOFR Rate, Adjusted REVSOFR30 Rate, REVSOFR30 Rate, Term SOFR Reference Rate, and Term SOFR Rate.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

““Revolving Commitment” means the commitment of the Lender to make Revolving Loans hereunder up to the amount set forth in the Terms Schedule.  The amount of the Lender’s Revolving Commitment as of the Fifth Amendment Effective Date is $60,000,000.

“REVSOFR30 Rate” means (i) means the Term SOFR Reference Rate for a (1) month period, as such rate is published by the CME Term SOFR Administrator, at approximately 5:00 a.m., Chicago time, two (2) Business Days prior to the first (1st) Business Day of each month, adjusted monthly on the first (1st) Business Day of each month and (ii) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted REVSOFR30 Rate.  Any change in the REVSOFR30 Rate shall be effective from and include the effective date of such change.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate) and when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Rate” means, for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

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“Term SOFR Reference Rate” means, for any day and time, and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Lender as the forward-looking term rate based on SOFR.

1.4.The defined terms “Adjusted LIBO Rate”, “Adjusted One-Month LIBOR Rate”, “Eurodollar”, “Impacted Interest Period”, “Interpolated Rate”, “LIBO Rate”, “LIBO Screen Rate”, “Notice Date”, “REVLIBOR30 Rate”, REVLIBOR30 Rate Loan” and “Statutory Reserve Rate” are deleted from the Credit Agreement; and (a) each reference to “Eurodollar” in the Credit Agreement is replaced with a reference to “SOFR”; and (b) each reference to “Adjusted LIBO Rate” in the Credit Agreement is replaced with a reference to “Adjusted Term SOFR Rate”.

1.5.Clause (c) of the defined term “Eligible In-Transit Inventory” set forth in the Borrowing Base Schedule to the Credit Agreement is amended and restated in its entirety to read as follows:

(c)if the bill of lading is negotiable, the In-Transit Inventory must be in transit from outside the U.S., and the Lender shall have received (i) confirmation that the bill is issued in the name of a Loan Party and consigned to the order of the Lender, and an acceptable agreement has been executed with the Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Lender and has granted the Lender access to the In-Transit Inventory, (ii) confirmation that a Loan Party has, promptly upon removal of such goods from the applicable vessel, paid for the goods, and (iii) an estimate from the Loan Party of the customs duties and customs fees associated with such In-Transit Inventory in order to establish an appropriate Reserve;

1.6.Clause (g) of the defined term “Eligible Accounts” set forth in the Terms Schedule to the Credit Agreement is amended and restated in its entirety to read as follows:

(g)which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold  (unless subject to a Bill and Hold Letter that has been delivered to and accepted by Lender), guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, or (vi) relates to payments of interest;

1.7.Sections 1 and 3 of the Term Schedule to the Credit Agreement are amended and restated in their entirety to read as follows:

1.Revolving Commitment (Definitions Schedule):    $60,000,000.

(a)The Borrower may request that the Lender increase the Revolving Commitment at any after the Fifth Amendment Effective Date;  provided that (i) the Borrower may make a maximum of one (1) such request, (ii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $5,000,000, and (iii) the procedure described in clause (b) below has been satisfied.  Nothing contained in this section shall constitute, or otherwise be deemed to be, a commitment on the part of the Lender to increase its Commitment hereunder at any time and the Borrower acknowledges that the Lender may decline the request for any reason, or no reason whatsoever, notwithstanding the absence of a Material Adverse Effect, Default or Event of Default.

(b)The amendment hereto for such an increase shall be in form and substance satisfactory to the Lender.  As a condition precedent to (i) requesting such an

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increase, the Borrower shall deliver to the Lender a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default exists and (3) the Borrower is in compliance (on a pro forma basis) with the covenants contained in the Financial Covenants Schedule, and (ii) the Lender agreeing to such an increase, the Borrower shall deliver to the Lender legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Lender.

3.Applicable Margin (Definitions Schedule):

For any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the applicable caption below:

CBFR Spread REVSOFR30	CBFR Spread CB Floating Rate	Term SOFR Spread	Commitment Fee Rate
2.00%	0.00%	2.00%	0.25%

Section 2.Conditions to Effectiveness.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.Lender shall have received duly executed copies of this Amendment from Borrower.

2.2.Lender shall have received a duly executed legal opinion from counsel to Borrower in respect of this Amendment (including the Revolving Commitment increase), which opinion shall be in form and substance reasonably acceptable to Lender.

2.3.Legal matters incident to the execution and delivery of this Amendment shall be reasonably satisfactory to Lender and its counsel.

Section 3.Representations, Warranties and Covenants.

In order to induce Lender to enter into this Amendment, each Loan Party hereby jointly and severally represents, warrants and covenants to Lender, as of the date hereof that:

3.1.Representations, Warranties and Covenants.  (i) After giving effect to this Amendment, no representation or warranty of any Loan Party contained in the Credit Agreement or any of the Loan Documents, including this Amendment, shall be untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date and (ii) no Default has occurred or is continuing, or would result after giving effect hereto.

3.2.Authorization, Etc.  Each Loan Party has the corporate or limited liability company power, as applicable, and authority to execute, deliver and perform this Amendment.  Since the Effective Date, there has been no amendment, modification, restatement or supplement to (a) any

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Loan Party’s organizational documents (i.e., articles of incorporation or organization and by-laws or operating agreement) (the “Organizational Documents”) or (b) the resolutions that were delivered to the Lender (i) with respect to the Borrower, on January 29, 2021 and (ii) with respect to Wagz, Inc., on December 31, 2021, and such Organizational Documents and resolutions are in full force and effect as of the date hereof.  Each Loan Party has taken all necessary corporate or limited liability company action (including, without limitation, obtaining approval of its stockholders or members, if necessary) to authorize its execution, delivery and performance of this Amendment.  No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with any Loan Party’s execution, delivery and performance of this Amendment, except for those already duly obtained.  This Amendment has been duly executed and delivered by each Loan Party and constitutes the legal, valid and binding obligation of each Loan Party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor rights generally or by equitable principles relating to enforceability.  No Loan Party’s execution, delivery or performance of this Amendment (x) contravenes the terms of any of such Loan Party’s Organizational Documents; (y) conflicts with or constitutes a violation or breach of, or constitutes a default under, or results in the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon the property of any Loan Party by reason of the terms of any material contractual obligation (including without limitation contractual obligations arising from any Material Agreements to which any Loan Party is a party or which is binding upon it); or (z) violates any Requirement of Law in any material respect.

Section 4.Reference to and Effect on Loan Documents.

4.1.Ratification.  Except as specifically provided in this Amendment, the Credit Agreement and the Loan Documents shall remain in full force and effect and each Loan Party hereby ratifies and reaffirms each term and condition set forth in the Credit Agreement and in the other Loan Documents, effective as of the date hereof.

4.2No Waiver.  This Amendment is only applicable and shall only be effective in the specific instances and for the specific purposes for which made or given.  Except as specifically provided in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or forbearance of any right, power or remedy of Lender under the Credit Agreement or any of the Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any of the Loan Documents which shall remain in full force and effect.  Upon the effectiveness of this Agreement each reference in (i) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (ii) any Loan Document to “the Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as amended hereby.

4.3.Collateral.  The Loan Parties heretofore executed and delivered to Lender the Collateral Documents.  The Loan Parties hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Secured Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of Lender thereunder, the obligations of the Loan Parties thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

Section 5.Affirmation of Guarantors.

5.1.Each Loan Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to any modification of the Credit Agreement effected pursuant to this Amendment.  Each Loan Guarantor hereby confirms to Lender that, after giving effect to the foregoing

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Amendment, the Loan Guaranty of such Loan Guarantor and each other Loan Document to which such Loan Guarantor is a party continues in full force and effect and is the legal, valid and binding obligation of such Loan Guarantor, enforceable against such Loan Guarantor in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.2.Each Loan Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Loan Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the waivers or modifications to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Loan Guarantor to any future waivers or modifications to the Credit Agreement.

Section 6.Miscellaneous.

6.1.Successors and Assigns. This Amendment shall be binding on and shall inure to the benefit of the Loan Parties and Lender and their respective successors and assigns, except as otherwise provided herein.  No Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior written consent of Lender.  The terms and provisions of this Amendment are for the purpose of defining the relative rights and obligations of the Loan Parties and Lender with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement.

6.2.Entire Agreement. This Amendment, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

6.3.Expenses.  As provided in Section 8.03 (Expenses; Limitation of Liability; Indemnity, Etc.) of the Credit Agreement, Borrower agrees to pay promptly on demand all reasonable and documented out-of-pocket expenses incurred by Lender in connection with the preparation, execution and delivery of this Amendment.

6.4.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

6.5.Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

6.6.Conflict of Terms.  Except as otherwise provided in this Amendment, if any provision contained in this Amendment is in conflict with, or inconsistent with, any provision in any of the Loan Documents, the provision contained in this Amendment shall govern and control.

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6.7.Counterparts.  This Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.  Delivery of an executed signature page to this Amendment by facsimile or electronic transmission shall be effective as delivery of a manually executed signature page to this Amendment.

6.8Incorporation of Credit Agreement.  The provisions contained in Sections 8.09  (Governing Law; Jurisdiction; Consent to Service of Process) and 8.10 (Waiver of Jury Trial) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Amendment rather than the Credit Agreement.

[Signature Pages Follow]

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In Witness Whereof, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER

SIGMATRON INTERNATIONAL, INC.

By:	/s/ Gary R. Fairhead
Name:	Gary R. Fairhead
Title:	Chief Executive Officer

OTHER LOAN PARTIES

WAGZ, INC.

By:	/s/ Gary R. Fairhead
Name:	Gary R. Fairhead
Title:	Chairman of the Board

[Signature Page to Fifth Amendment to Credit Agreement (SigmaTron International, Inc.)]

LENDER

JPMORGAN CHASE BANK, N.A.

By:	/s/ Lena Centomani
Name:	Lena Centomani
Title:	Authorized Officer

[Signature Page to Fifth Amendment to Credit Agreement (SigmaTron International, Inc.)]